Exhibit 99.1

Navient Reports First-Quarter 2015 Financial Results

Acquires $830 Million in Student Loans during the Quarter

Repurchases $300 Million of Common Shares during the Quarter

Completes Acquisition of Gila

WILMINGTON, Del., April 21, 2015 — Navient (Nasdaq: NAVI) today released first-quarter 2015 financial results that include $830 million of student loan purchases, $300 million of common share repurchases, and the acquisition of a new asset recovery and business process outsourcing firm focused on state and local public sector markets.

“We’re pleased to begin our first full year as Navient by helping more recent college graduates successfully transition into repayment,” said Jack Remondi, president and CEO, Navient. “Private credit quality also continued to improve, leading to a lower loan loss provision. During the quarter, we continued to make investments to enhance our service to clients and customers, and we continue to deliver on our growth plan by welcoming Gila to our family of top-performing asset recovery firms, adding 600 clients and accelerating our growth in business process outsourcing.”

For the first-quarter 2015, GAAP net income was $292 million ($0.72 diluted earnings per share), compared with $219 million ($0.49 diluted earnings per share) for the year-ago quarter.

Core earnings for the quarter were $194 million ($0.48 diluted earnings per share), compared with $142 million ($0.33 diluted earnings per share) for the year-ago quarter. Excluding expenses associated with regulatory matters, first-quarter 2015 and 2014 diluted core earnings per share were $0.48 and $0.49, respectively.

Navient reports core earnings because management makes its financial decisions based on such measures. The changes in GAAP net income are impacted by the same core earnings items discussed below, as well as changes in net income attributable to (1) the financial results attributable to the operations of the consumer banking business prior to the April 30, 2014 spin-off of Navient from SLM Corporation, and related restructuring and reorganization expense incurred in connection with the spin-off, (2) unrealized, mark-to-market gains/losses on derivatives and (3) goodwill and acquired intangible asset amortization and impairment. These items are recognized in GAAP but have not been included in core earnings results. First-quarter 2015 GAAP results included gains of $166 million from derivative accounting treatment that are excluded from core earnings results, compared with gains of $99 million in the year-ago period. See “Differences between Core Earnings and GAAP” for a complete reconciliation between GAAP net income and core earnings.

Federally Guaranteed Student Loans (FFELP)

In its FFELP loans segment, Navient acquires and finances FFELP loans.

Core earnings for the segment were $85 million in first-quarter 2015, compared with the year-ago quarter’s $64 million. This increase was primarily the result of $7 million more net interest income due to an increase in the balance of, and net interest margin on, the portfolio, a $7 million increase in servicing fees and a $5 million decline in the provision for FFELP loan losses.

The company acquired $824 million of FFELP loans in the first-quarter 2015. At March 31, 2015, Navient held $102.4 billion of FFELP loans, compared with $101.2 billion of FFELP loans held at March 31, 2014.

Private Education Loans

In its private education loans segment, Navient acquires, finances and services private education loans.

Core earnings for the segment were $77 million in first-quarter 2015, compared with the year-ago quarter’s $74 million. This increase is primarily the result of a $16 million decrease in the provision for private education loan losses, a $6 million increase in servicing fees and a $9 million reduction in expenses. This was partially offset by a $26 million decrease in net interest income due to a decline in the net interest margin and the balance of the portfolio.

Core earnings first-quarter 2015 private education loan portfolio results vs. first-quarter 2014 are as follows:

•	Delinquencies of 90 days or more of 3.6 percent of loans in repayment, down from 3.9 percent.

•	Total delinquencies of 6.9 percent of loans in repayment, down from 7.8 percent.

•	Annualized charge-off rate of 2.9 percent of average loans in repayment, down from 3.3 percent.

•	Net interest margin of 3.74 percent, down from 3.91 percent.

•	Provision for private education loan losses of $120 million, down from $136 million.

At March 31, 2015, Navient held $29.0 billion of private education loans, compared with $30.9 billion of private education loans held at March 31, 2014.

Business Services

Navient’s business services segment includes fees primarily from servicing and asset recovery activities.

Business services core earnings were $86 million in first-quarter 2015, compared with $116 million in the year-ago quarter. The decrease in core earnings was primarily the result of lower asset recovery revenue, primarily related to a legislative reduction in certain fees earned and a lower balance of FFELP loans serviced.

The company services student loans for more than 12 million customers, including 6.2 million customers on behalf of the U.S. Department of Education (ED).

In February 2015, Navient completed the acquisition of Gila LLC, an asset recovery and business process outsourcing firm serving more than 600 clients in 39 states. The firm provides receivables management services and account processing solutions for state governments, court systems and municipalities.

Operating Expenses

First-quarter 2015 core earnings operating expenses were $230 million, compared with $207 million in the year-ago quarter (excluding $111 million of core earnings operating expenses related to regulatory matters recognized in first-quarter 2014). This $23 million increase over the year-ago quarter was primarily due to incremental costs resulting from operating as a new separate company, costs related to the Gila LLC acquisition this quarter, as well as incremental third-party servicing expenses related to an $8.5 billion loan acquisition in fourth-quarter 2014.

Funding and Liquidity

During the first-quarter 2015, Navient issued $1.0 billion in FFELP asset-backed securities (ABS), $689 million in private education loan ABS and $500 million in unsecured debt.

During the first-quarter 2015, Navient repurchased $530 million in senior unsecured debt. At March 31, 2015, senior unsecured debt outstanding was $17.3 billion, compared with $17.9 billion outstanding at March 31, 2014.

Shareholder Distributions

In the first-quarter 2015, Navient paid a common stock dividend of $0.16 per share, up from $0.15 per share in the prior quarter.

Navient repurchased 14.7 million shares of common stock for $300 million in the first quarter of 2015. The shares were repurchased under the company’s January 2015 share repurchase program that authorizes up to $1 billion of share repurchases.

* * *

Navient reports financial results on a GAAP basis and also provides certain core earnings performance measures. The difference between the company’s core earnings and GAAP results for the periods presented were (1) the financial results attributable to the operations of the consumer banking business prior to the spin-off on April 30, 2014, and related restructuring and reorganization expense incurred in connection with the spin-off, (2) unrealized, mark-to-market gains/losses on derivatives and (3) goodwill and acquired intangible asset amortization and impairment. These items are recognized in GAAP but have not been included in core earnings results. Navient provides core earnings measures because this is what management uses when making management decisions regarding the company’s performance and the allocation of corporate resources. In addition, Navient’s equity investors, credit rating agencies and debt capital providers use these core earnings measures to monitor the company’s business performance. See “‘Core Earnings’ — Definition and Limitations” for a further discussion and a complete reconciliation between GAAP net income and core earnings.

Definitions for capitalized terms in this document can be found in Navient’s Annual Report on Form 10-K for the year ended December 31, 2014 (filed with the SEC on February 27, 2015). Certain reclassifications have been made to the balances as of and for the three months ended March 31, 2014, to be consistent with classifications adopted for 2015, and had no effect on net income, total assets or total liabilities.

* * *

Navient will host an earnings conference call tomorrow, April 22, at 8 a.m. EDT. Navient executives will be on hand to discuss various highlights of the quarter and to answer questions related to the company’s performance. Individuals interested in participating in the call should dial 855-838-4156 (USA and Canada) or dial 267-751-3600 (international) and use access code 15216207 starting at 7:45 a.m. EDT. A live audio webcast of the conference call may be accessed at www.navient.com/investors. A replay of the conference call will be available via Navient’s website approximately two hours after the call’s conclusion. A telephone replay may be accessed approximately two hours after the call’s conclusion through May 6, by dialing 855-859-2056 (USA and Canada) or 404-537-3406 (international) with access code 15216207.

Presentation slides for the conference call, as well as additional information about the company’s loan portfolios, operating segments, and other details, may be accessed at www.navient.com/investors under the webcasts tab.

This press release contains “forward-looking statements” and information based on management’s current expectations as of the date of this release. Statements that are not historical facts, including statements about the company’s beliefs or expectations and statements that assume or are dependent upon future events, are forward-looking statements. Forward-looking statements are subject to risks, uncertainties, assumptions and other factors that may cause actual results to be materially different from those reflected in such forward-looking statements. These factors include, among others, the risks and uncertainties set forth in Item 1A “Risk Factors” and elsewhere in Navient’s Annual Report on Form 10-K for the year ended Dec. 31, 2014 and subsequent filings with the Securities and Exchange Commission; increases in financing costs; limits on liquidity; increases in costs associated with compliance with laws and regulations; changes in accounting standards and the impact of related changes in significant accounting estimates; any adverse outcomes in any significant litigation to which the company is a party; credit risk associated with the company’s exposure to third parties, including counterparties to the company’s derivative transactions; risks inherent in the government contracting environment, including the possible loss of government contracts and potential civil and criminal penalties as a result of governmental investigations or audits; and changes in the terms of student loans and the educational credit marketplace (including changes resulting from new laws and the implementation of existing laws). The company could also be affected by, among other things: changes in its funding costs and availability; reductions to its credit ratings or the credit ratings of the United States of America; failures of its operating systems or infrastructure, or those of third-party vendors; risks related to cybersecurity including the potential disruption of its systems or potential disclosure of confidential customer information; damage to its reputation; failures to successfully implement cost-cutting and adverse effects of such initiatives on its business; failures or delays in the planned conversion to our servicing platform of the recently acquired Wells Fargo portfolio of FFELP loans or any other FFELP or private education loan portfolio acquisitions; risks associated with restructuring initiatives, including the April 30, 2014 separation of Navient from SLM Corporation, including failure to achieve the expected benefits of the separation; changes in the demand for educational financing or in financing preferences of lenders, educational institutions, students and their families; changes in law and regulations with respect to the student lending business and financial institutions generally; increased competition from other loan servicers; the creditworthiness of its customers; changes in the general interest rate environment, including the rate relationships among relevant money-market instruments and those of its earning assets versus its funding arrangements; changes in general economic conditions; the company’s ability to successfully effectuate any acquisitions and other strategic initiatives; and changes in the demand for debt management services. The preparation of the company’s consolidated financial statements also requires management to make certain estimates and assumptions including estimates and assumptions about future events. These estimates or assumptions may prove to be incorrect. All forward-looking statements contained in this release are qualified by these cautionary statements and are made only as of the date of this release. The company does not undertake any obligation to update or revise these forward-looking statements to conform the statement to actual results or changes in its expectations.

* * *

About Navient

As the nation’s leading loan management, servicing and asset recovery company, Navient (Nasdaq: NAVI) helps customers navigate the path to financial success. Servicing more than $300 billion in student loans, the company supports the educational and economic achievements of more than 12 million Americans. A growing number of government and higher education clients rely on Navient for proven solutions to meet their financial goals. Learn more at navient.com. Navient began trading on Nasdaq as an independent company on May 1, 2014.

Contact:

Media:	Patricia Nash Christel, 302-283-4076, patricia.christel@navient.com
Investors:	Joe Fisher, 302-283-4075, joe.fisher@navient.com
Customers:	888-272-5543

# # #

Spin-Off of Navient

On April 30, 2014, the spin-off of Navient from SLM Corporation (the “Spin-Off”) was completed and Navient is an independent, publicly traded company focused on loan management, servicing and asset recovery. The separation was completed through the distribution of 100 percent of the outstanding shares of Navient common stock, on the basis of one share of Navient common stock for each share of SLM Corporation common stock. SLM Corporation continues operation as a separate publicly traded company and includes Sallie Mae Bank and its Private Education Loan originations business and the Private Education Loans the bank held at the time of the separation.

Due to the relative significance of Navient to SLM Corporation prior to the Spin-Off, for financial reporting purposes, Navient is treated as the “accounting spinnor” and therefore is the “accounting successor” to SLM Corporation as constituted prior to the Spin-Off, notwithstanding the legal form of the Spin-Off. Since Navient is the accounting successor, the historical financial statements of SLM Corporation prior to the distribution on April 30, 2014, are the historical financial statements of Navient. As a result, the GAAP financial results reported in this earnings release include the historical financial results of SLM Corporation prior to the Spin-Off on April 30, 2014 (i.e., such consolidated results include both the loan management, servicing and asset recovery business (Navient) and the consumer banking business (“SLM BankCo”)) and reflect the deemed distribution of SLM BankCo to SLM Corporation’s stockholders on April 30, 2014. See “ ‘Core Earnings’ — Definitions and Limitations” for a discussion of the exclusion of the pre-Spin-Off financial results of the consumer banking business from our “Core Earnings” results.

Selected Historical Financial Information and Ratios

	Quarters Ended
(In millions, except per share data)	March 31, 2015	December 31, 2014	March 31, 2014
GAAP Basis
Net income attributable to Navient Corporation	$292	$263	$219
Diluted earnings per common share attributable to Navient Corporation	$.72	$.64	$.49
Weighted average shares used to compute diluted earnings per share	405	413	435
Net interest margin, FFELP Loans	1.25%	1.31%	1.31%
Net interest margin, Private Education Loans	3.71%	3.85%	4.31%
Return on assets	.85%	.76%	.59%
Ending FFELP Loans, net	$102,424	$104,521	$102,635
Ending Private Education Loans, net	28,990	29,796	38,157

Ending total student loans, net	$131,414	$134,317	$140,792

Average FFELP Loans	$103,617	$99,323	$103,734
Average Private Education Loans	30,105	30,869	38,945

Average total student loans	$133,722	$130,192	$142,679

“Core Earnings” Basis(1)
Net income attributable to Navient Corporation	$194	$217	$142
Diluted earnings per common share attributable to Navient Corporation	$.48	$.53	$.33
Weighted average shares used to compute diluted earnings per share	405	413	435
Net interest margin, FFELP Loans	.88%	.91%	.86%
Net interest margin, Private Education Loans	3.74%	3.89%	3.91%
Return on assets	.56%	.63%	.41%
Ending FFELP Loans, net	$102,424	$104,521	$101,240
Ending Private Education Loans, net	28,990	29,796	30,949

Ending total student loans, net	$131,414	$134,317	$132,189

Average FFELP Loans	$103,617	$99,323	$102,329
Average Private Education Loans	30,105	30,869	31,525

Average total student loans	$133,722	$130,192	$133,854

(1)

“Core Earnings” are non-GAAP financial measures and do not represent a comprehensive basis of accounting. For a greater explanation of “Core Earnings,” see the section titled “‘Core Earnings’ — Definition and Limitations” and subsequent sections.

FFELP Loan Segment Performance Metrics — “Core Earnings”

	Quarters Ended
(Dollars in millions)	March 31, 2015	December 31, 2014	March 31, 2014
FFELP Loan spread	.96%	1.00%	.95%
Net interest margin	.88%	.91%	.86%
Provision for loan losses	$5	$10	$10
Charge-offs	$7	$9	$22
Charge-off rate	.03%	.05%	.12%
Total delinquency rate	15.9%	16.6%	13.8%
Greater than 90-day delinquency rate	8.4%	8.5%	7.3%
Forbearance rate	15.5%	15.5%	17.6%

Private Education Loan Segment Performance Metrics — “Core Earnings”

	Quarters Ended
(Dollars in millions)	March 31, 2015	December 31, 2014	March 31, 2014
Private Education Loan spread	3.87%	3.99%	4.01%
Net interest margin	3.74%	3.89%	3.91%
Provision for loan losses	$120	$128	$136
Charge-offs	$190	$174	$218
Charge-off rate	2.9%	2.5%	3.3%
Total delinquency rate	6.9%	8.1%	7.8%
Greater than 90-day delinquency rate	3.6%	3.8%	3.9%
Forbearance rate	3.8%	3.8%	4.3%
Loans in repayment with more than 12 payments made	92.6%	91.5%	90.3%
Cosigner rate	64%	64%	64%
Average FICO	719	719	718

Business Services Segment Performance Metrics — “Core Earnings”

(Dollars in billions)	March 31, 2015	December 31, 2014	March 31, 2014
Contingent asset recovery receivables	$20.2	$15.4	$15.9
Number of accounts serviced for ED (in millions)	6.2	6.2	5.8
Total federal loans serviced	$297	$276	$271

Results of Operations

We present the results of operations below first on a consolidated basis in accordance with GAAP. Following our discussion of consolidated earnings results on a GAAP basis, we present our results on a segment basis. We have four business segments: FFELP Loans, Private Education Loans, Business Services and Other. Since these segments operate in distinct business environments and we manage and evaluate the financial performance of these segments using non-GAAP financial measures, these segments are presented on a “Core Earnings” basis (see “‘Core Earnings’ — Definition and Limitations”).

GAAP Statements of Income (Unaudited)

				March 31, 2015 vs. December 31, 2014		March 31, 2015 vs. March 31, 2014
	Quarters Ended			Increase (Decrease)		Increase (Decrease)
(In millions, except per share data)	March 31, 2015	December 31, 2014	March 31, 2014	$	%	$	%
Interest income:
FFELP Loans	$637	$640	$646	$(3)	—%	$(9)	(1)%
Private Education Loans	456	483	644	(27)	(6)	(188)	(29)
Other loans	2	2	3	—	—	(1)	(33)
Cash and investments	2	2	3	—	—	(1)	(33)

Total interest income	1,097	1,127	1,296	(30)	(3)	(199)	(15)
Total interest expense	514	513	530	1	—	(16)	(3)

Net interest income	583	614	766	(31)	(5)	(183)	(24)
Less: provisions for loan losses	125	138	185	(13)	(9)	(60)	(32)

Net interest income after provisions for loan losses	458	476	581	(18)	(4)	(123)	(21)
Other income (loss):
Gains (losses) on sales of loans and investments	5	—	—	5	100	5	100
Gains (losses) on derivative and hedging activities, net	71	(22)	(8)	93	423	79	988
Servicing revenue	77	82	61	(5)	(6)	16	26
Asset recovery revenue	89	80	111	9	11	(22)	(20)
Gains on debt repurchases	—	—	—	—	—	—	—
Other income	7	32	6	(25)	(78)	1	17

Total other income (loss)	249	172	170	77	45	79	46
Expenses:
Operating expenses	230	215	366	15	7	(136)	(37)
Goodwill and acquired intangible asset impairment and amortization expense	1	2	4	(1)	(50)	(3)	(75)
Restructuring and other reorganization expenses	3	10	26	(7)	(70)	(23)	(88)

Total expenses	234	227	396	7	3	(162)	(41)

Income from continuing operations before income tax expense	473	421	355	52	12	118	33
Income tax expense	181	159	136	22	14	45	33

Net income from continuing operations	292	262	219	30	11	73	33
Income (loss) from discontinued operations, net of tax expense (benefit)	—	1	—	(1)	(100)	—	—

Net income	292	263	219	29	11	73	33
Less: net loss attributable to noncontrolling interest	—	—	—	—	—	—	—

Net income attributable to Navient Corporation	292	263	219	29	11	73	33
Preferred stock dividends	—	—	5	—	—	(5)	(100)

Net income attributable to Navient Corporation common stock	$292	$263	$214	$29	11	$78	36

Basic earnings per common share attributable to Navient Corporation	$.73	$.65	$.50	$.08	12%	$.23	46%

Diluted earnings per common share attributable to Navient Corporation	$.72	$.64	$.49	$.08	13%	$.23	47%

Dividends per common share attributable to Navient Corporation	$.16	$.15	$.15	$.01	7%	$.01	7%

GAAP Balance Sheet (Unaudited)

(In millions, except share and per share data)	March 31, 2015	December 31, 2014	March 31, 2014
Assets
FFELP Loans (net of allowance for losses of $91, $93 and $107, respectively)	$102,424	$104,521	$102,635
Private Education Loans (net of allowance for losses of $1,849, $1,916 and $2,059, respectively)	28,990	29,796	38,157
Cash and investments	2,654	2,076	4,529
Restricted cash and investments	3,799	3,926	3,794
Goodwill and acquired intangible assets, net	549	369	421
Other assets	5,456	5,664	6,936

Total assets	$143,872	$146,352	$156,472

Liabilities
Short-term borrowings	$4,090	$2,663	$11,626
Long-term borrowings	132,330	136,866	136,177
Other liabilities	3,361	2,625	3,071

Total liabilities	139,781	142,154	150,874

Commitments and contingencies

Equity
Preferred stock, par value $0.20 per share, 20 million shares authorized:
Series A: 0 million, 0 million and 3.3 million shares, respectively, issued at stated value of $50 per share	—	—	165
Series B: 0 million, 0 million and 4 million shares, respectively, issued at stated value of $100 per share	—	—	400
Common stock, par value $0.01, $0.01 and $0.20 per share, respectively; 1.125 billion shares authorized: 429 million, 426 million and 549 million shares, respectively, issued	4	4	110
Additional paid-in capital	2,935	2,893	4,461
Accumulated other comprehensive income, net of tax expense	(36)	9	7
Retained earnings	1,951	1,724	2,733

Total Navient Corporation stockholders’ equity before treasury stock	4,854	4,630	7,876
Less: Common stock held in treasury: 40 million, 24 million and 127 million shares, respectively	(767)	(432)	(2,283)

Total Navient Corporation stockholders’ equity	4,087	4,198	5,593
Noncontrolling interest	4	—	5

Total equity	4,091	4,198	5,598

Total liabilities and equity	$143,872	$146,352	$156,472

Consolidated Earnings Summary — GAAP basis

Three Months Ended March 31, 2015 Compared with Three Months Ended March 31, 2014

For the three months ended March 31, 2015, net income was $292 million, or $0.72 diluted earnings per common share, compared with net income of $219 million, or $0.49 diluted earnings per common share, for the three months ended March 31, 2014. The increase in net income was primarily due to a $136 million decrease in operating expenses, a $23 million decrease in restructuring and other reorganization expenses, a $79 million increase in net gains on derivative and hedging activities and a $60 million decline in the provisions for loan losses. This was partially offset by a $183 million decline in net interest income.

The primary contributors to each of the identified drivers of changes in net income for the current quarter compared with the year-ago quarter are as follows:

•

Net interest income decreased by $183 million, of which $140 million related to the deemed distribution of SLM BankCo on April 30, 2014. Also contributing to the decrease was a reduction in Private Education Loan net interest income due to a decline in the balance and net interest margin.

•

Provisions for loan losses declined $60 million, of which $39 million related to the deemed distribution of SLM BankCo on April 30, 2014. Also contributing to the decrease was the overall improvement in Private Education Loans’ credit quality, delinquency and charge-off trends leading to decreases in expected future charge-offs.

•

Gains (losses) on derivative and hedging activities, net, increased $79 million. The primary factors affecting the change were interest rate and foreign currency fluctuations, which primarily affected the valuations of our Floor Income Contracts, basis swaps and foreign currency hedges during each period. Valuations of derivative instruments vary based upon many factors including changes in interest rates, credit risk, foreign currency fluctuations and other market factors. As a result, net gains and losses on derivative and hedging activities may continue to vary significantly in future periods.

•

Servicing and asset recovery revenue decreased $6 million in total. Asset recovery revenue decreased $22 million primarily as a result of the Bipartisan Budget Act (the “Budget Act”) enacted on December 26, 2013 and effective on July 1, 2014, which reduced the amount paid to Guarantor agencies for defaulted FFELP Loans that are rehabilitated. This legislative reduction in fees represents $40 million of the decrease in asset recovery revenue. This reduction was partially offset by higher asset recovery volume and revenue from the Gila LLC acquisition.

•

In the first quarter of 2014, we recorded $103 million of expenses related to the settlement of regulatory matters. Excluding these expenses, operating expenses decreased $33 million. This decrease was primarily due to $48 million related to the deemed distribution of SLM BankCo on April 30, 2014, partially offset by incremental costs resulting from operating as a new separate company, costs related to the Gila LLC acquisition this quarter, as well as incremental third-party servicing expenses related to an $8.5 billion loan acquisition in fourth-quarter 2014.

•	Restructuring and other reorganization expenses decreased $23 million to $3 million. These expenses were primarily related to costs incurred in connection with the Spin-Off.

We repurchased 14.7 million and 8.4 million shares of our common stock during the three months ended March 31, 2015 and 2014, respectively, as part of our common share repurchase programs. Primarily as a result of ongoing common share repurchases, our average outstanding diluted shares decreased by 30 million common shares from the year-ago quarter.

“Core Earnings” — Definition and Limitations

We prepare financial statements in accordance with GAAP. However, we also evaluate our business segments on a basis that differs from GAAP. We refer to this different basis of presentation as “Core Earnings.” We provide this “Core Earnings” basis of presentation on a consolidated basis for each business segment because this is what we review internally when making management decisions regarding our performance and how we allocate resources. We also refer to this information in our presentations with credit rating agencies, lenders and investors. Because our “Core Earnings” basis of presentation corresponds to our segment financial presentations, we are required by GAAP to provide “Core Earnings” disclosure in the notes to our consolidated financial statements for our business segments.

“Core Earnings” are not a substitute for reported results under GAAP. We use “Core Earnings” to manage each business segment because “Core Earnings” reflect adjustments to GAAP financial results for three items, discussed below, that are either related to the Spin-Off or create significant volatility mostly due to timing factors generally beyond the control of management. Accordingly, we believe that “Core Earnings” provide management with a useful basis from which to better evaluate results from ongoing operations against the business plan or against results from prior periods. Consequently, we disclose this information because we believe it provides investors with additional information regarding the operational and performance indicators that are most closely assessed by management. When compared to GAAP results, the three items we remove to result in our “Core Earnings” presentations are:

1.	The financial results attributable to the operations of SLM BankCo prior to the Spin-Off and related restructuring and reorganization expense incurred in connection with the Spin-Off. For GAAP purposes, Navient reflected the deemed distribution of SLM BankCo on April 30, 2014. For “Core Earnings,” we exclude the consumer banking business as if it had never been a part of Navient’s historical results prior to the deemed distribution of SLM BankCo on April 30, 2014;

2.	Unrealized mark-to-market gains/losses resulting from our use of derivative instruments to hedge our economic risks that do not qualify for hedge accounting treatment or do qualify for hedge accounting treatment but result in ineffectiveness; and

3.	The accounting for goodwill and acquired intangible assets.

While GAAP provides a uniform, comprehensive basis of accounting, for the reasons described above, our “Core Earnings” basis of presentation does not. “Core Earnings” are subject to certain general and specific limitations that investors should carefully consider. For example, there is no comprehensive, authoritative guidance for management reporting. Our “Core Earnings” are not defined terms within GAAP and may not be comparable to similarly titled measures reported by other companies. Accordingly, our “Core Earnings” presentation does not represent a comprehensive basis of accounting. Investors, therefore, may not be able to compare our performance with that of other financial services companies based upon “Core Earnings.” “Core Earnings” results are only meant to supplement GAAP results by providing additional information regarding the operational and performance indicators that are most closely used by management, our board of directors, credit rating agencies, lenders and investors to assess performance.

	Quarter Ended March 31, 2015
(Dollars in millions)	FFELP Loans	Private Education Loans	Business Services	Other	Eliminations(1)	Total “Core Earnings”	Adjustments			Total GAAP
							Reclassifications	Additions/ (Subtractions)	Total Adjustments(2)
Interest income:
Student loans	$534	$456	$—	$—	$—	$990	$162	$(59)	$103	$1,093
Other loans	—	—	—	2	—	2	—	—	—	2
Cash and investments	1	—	—	1	—	2	—	—	—	2

Total interest income	535	456	—	3	—	994	162	(59)	103	1,097
Total interest expense	302	173	—	30	—	505	9	—	9	514

Net interest income (loss)	233	283	—	(27)	—	489	153	(59)	94	583
Less: provisions for loan losses	5	120	—	—	—	125	—	—	—	125

Net interest income (loss) after provisions for loan losses	228	163	—	(27)	—	364	153	(59)	94	458
Other income (loss):
Gains (losses) on sales of loans and investments	5	—	—	—	—	5	—	—	—	5
Servicing revenue	18	7	163	—	(111)	77	—	—	—	77
Asset recovery revenue	—	—	89	—	—	89	—	—	—	89
Gains on debt repurchases	—	—	—	—	—	—	—	—	—	—
Other income (loss)	—	—	2	4	—	6	(153)	225	72	78

Total other income (loss)	23	7	254	4	(111)	177	(153)	225	72	249
Expenses:
Direct operating expenses	115	46	116	4	(111)	170	—	—	—	170
Overhead expenses	—	—	—	60	—	60	—	—	—	60

Operating expenses	115	46	116	64	(111)	230	—	—	—	230
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	—	1	1	1
Restructuring and other reorganization expenses	—	—	—	—	—	—	—	3	3	3

Total expenses	115	46	116	64	(111)	230	—	4	4	234
Income (loss) from continuing operations, before income tax expense (benefit)	136	124	138	(87)	—	311	—	162	162	473
Income tax expense (benefit)(3)	51	47	52	(33)	—	117	—	64	64	181

Net income (loss) from continuing operations	$85	$77	$86	$(54)	$—	$194	$—	$98	$98	$292
Income (loss) from discontinued operations, net of tax expense (benefit)	—	—	—	—	—	—	—	—	—	—

Net income (loss)	$85	$77	$86	$(54)	$—	$194	$—	$98	$98	$292

(1)

The eliminations in servicing revenue and direct operating expense represent the elimination of intercompany servicing revenue where the Business Services segment performs the loan servicing function for the FFELP Loans segment.

(2)	“Core Earnings” adjustments to GAAP:

	Quarter Ended March 31, 2015
(Dollars in millions)	Net Impact from Spin-Off of SLM BankCo	Net Impact of Derivative Accounting	Net Impact of Acquired Intangibles	Total
Net interest income after provisions for loan losses	$—	$94	$—	$94
Total other income	—	72	—	72
Operating expenses	—	—	—	—
Goodwill and acquired intangible asset impairment and amortization	—	—	1	1
Restructuring and other reorganization expenses	3	—	—	3

Total “Core Earnings” adjustments to GAAP	$(3)	$166	$(1)	162

Income tax expense				64

Net income				$98

(3)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	Quarter Ended December 31, 2014
(Dollars in millions)	FFELP Loans	Private Education Loans	Business Services	Other	Eliminations(1)	Total “Core Earnings”	Adjustments			Total GAAP
							Reclassifications	Additions/ (Subtractions)	Total Adjustments(2)
Interest income:
Student loans	$533	$483	$—	$—	$—	$1,016	$167	$(60)	$107	$1,123
Other loans	—	—	—	2	—	2	—	—	—	2
Cash and investments	1	—	—	1	—	2	—	—	—	2

Total interest income	534	483	—	3	—	1,020	167	(60)	107	1,127
Total interest expense	297	176	—	30	—	503	9	1	10	513

Net interest income (loss)	237	307	—	(27)	—	517	158	(61)	97	614
Less: provisions for loan losses	10	128	—	—	—	138	—	—	—	138

Net interest income (loss) after provisions for loan losses	227	179	—	(27)	—	379	158	(61)	97	476
Other income (loss):
Gains (losses) on sales of loans and investments	—	—	—	—	—	—	—	—	—	—
Servicing revenue	20	7	166	—	(111)	82	—	—	—	82
Asset recovery revenue	—	—	80	—	—	80	—	—	—	80
Gains on debt repurchases	—	—	—	—	—	—	—	—	—	—
Other income (loss)	—	—	2	7	—	9	(158)	159	1	10

Total other income (loss)	20	7	248	7	(111)	171	(158)	159	1	172
Expenses:
Direct operating expenses	115	43	103	14	(111)	164	—	—	—	164
Overhead expenses	—	—	—	51	—	51	—	—	—	51

Operating expenses	115	43	103	65	(111)	215	—	—	—	215
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	—	2	2	2
Restructuring and other reorganization expenses	—	—	—	—	—	—	—	10	10	10

Total expenses	115	43	103	65	(111)	215	—	12	12	227
Income (loss) from continuing operations, before income tax expense (benefit)	132	143	145	(85)	—	335	—	86	86	421
Income tax expense (benefit)(3)	47	51	51	(30)	—	119	—	40	40	159

Net income (loss) from continuing operations	$85	$92	$94	$(55)	$—	$216	$—	$46	$46	$262
Income (loss) from discontinued operations, net of tax expense (benefit)	—	—	1	—	—	1	—	—	—	1

Net income (loss)	$85	$92	$95	$(55)	$—	$217	$—	$46	$46	$263

(1)

The eliminations in servicing revenue and direct operating expense represent the elimination of intercompany servicing revenue where the Business Services segment performs the loan servicing function for the FFELP Loans segment.

(2)	“Core Earnings” adjustments to GAAP:

	Quarter Ended December 31, 2014
(Dollars in millions)	Net Impact from Spin-Off of SLM BankCo	Net Impact of Derivative Accounting	Net Impact of Acquired Intangibles	Total
Net interest income after provisions for loan losses	$—	$97	$—	$97
Total other income	—	1	—	1
Operating expenses	—	—	—	—
Goodwill and acquired intangible asset impairment and amortization	—	—	2	2
Restructuring and other reorganization expenses	10	—	—	10

Total “Core Earnings” adjustments to GAAP	$(10)	$98	$(2)	86

Income tax expense				40

Net income				$46

(3)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	Quarter Ended March 31, 2014
(Dollars in millions)	FFELP Loans	Private Education Loans	Business Services	Other	Eliminations(1)	Total “Core Earnings”	Adjustments			Total GAAP
							Reclassifications	Additions/ (Subtractions)	Total Adjustments(2)
Interest income:
Student loans	$512	$494	$—	$—	$—	$1,006	$198	$86	$284	$1,290
Other loans	—	—	—	3	—	3	—	—	—	3
Cash and investments	1	—	—	1	—	2	—	1	1	3

Total interest income	513	494	—	4	—	1,011	198	87	285	1,296
Total interest expense	287	185	—	24	—	496	10	24	34	530

Net interest income (loss)	226	309	—	(20)	—	515	188	63	251	766
Less: provisions for loan losses	10	136	—	—	—	146	—	39	39	185

Net interest income (loss) after provisions for loan losses	216	173	—	(20)	—	369	188	24	212	581
Other income (loss):
Gains on sales of loans and investments	—	—	—	—	—	—	—	—	—	—
Servicing revenue	11	1	167	—	(118)	61	—	—	—	61
Asset recovery revenue	—	—	111	—	—	111	—	—	—	111
Gains on debt repurchases	—	—	—	—	—	—	—	—	—	—
Other income (loss)	—	—	1	3	—	4	(188)	182	(6)	(2)

Total other income (loss)	11	1	279	3	(118)	176	(188)	182	(6)	170
Expenses:
Direct operating expenses	124	55	95	113	(118)	269	—	25	25	294
Overhead expenses	—	—	—	49	—	49	—	23	23	72

Operating expenses	124	55	95	162	(118)	318	—	48	48	366
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	—	4	4	4
Restructuring and other reorganization expenses	—	—	—	—	—	—	—	26	26	26

Total expenses	124	55	95	162	(118)	318	—	78	78	396
Income (loss) from continuing operations, before income tax expense (benefit)	103	119	184	(179)	—	227	—	128	128	355
Income tax expense (benefit)(3)	39	45	69	(67)	—	86	—	50	50	136

Net income (loss) from continuing operations	$64	$74	$115	$(112)	$—	$141	$—	$78	$78	$219
Income (loss) from discontinued operations, net of tax expense (benefit)	—	—	1	—	—	1	—	(1)	(1)	—

Net income (loss)	$64	$74	$116	$(112)	$—	$142	$—	$77	$77	$219

(1)

The eliminations in servicing revenue and direct operating expense represent the elimination of intercompany servicing revenue where the Business Services segment performs the loan servicing function for the FFELP Loans segment.

(2)	“Core Earnings” adjustments to GAAP:

	Quarter Ended March 31, 2014
(Dollars in millions)	Net Impact from Spin-Off of SLM BankCo	Net Impact of Derivative Accounting	Net Impact of Acquired Intangibles	Total
Net interest income after provisions for loan losses	$100	$112	$—	$212
Total other income (loss)	7	(13)	—	(6)
Operating expenses	48	—	—	48
Goodwill and acquired intangible asset impairment and amortization	—	—	4	4
Restructuring and other reorganization expenses	26	—	—	26

Total “Core Earnings” adjustments to GAAP	$33	$99	$(4)	128

Income tax expense				50
Loss from discontinued operations, net of tax benefit				(1)

Net income				$77

(3)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

Differences between “Core Earnings” and GAAP

The following discussion summarizes the differences between “Core Earnings” and GAAP net income and details each specific adjustment required to reconcile our “Core Earnings” segment presentation to our GAAP earnings.

	Quarters Ended
(Dollars in millions)	March 31, 2015	December 31, 2014	March 31, 2014
“Core Earnings” net income attributable to Navient Corporation	$194	$217	$142
“Core Earnings” adjustments to GAAP:
Net impact of the removal of SLM BankCo’s operations and related restructuring and reorganization expense in connection with the Spin-Off	(3)	(10)	33
Net impact of derivative accounting	166	98	99
Net impact of goodwill and acquired intangible assets	(1)	(2)	(4)
Net tax effect	(64)	(40)	(50)
Net impact of discontinued operations and noncontrolling interest	—	—	(1)

Total “Core Earnings” adjustments to GAAP	98	46	77

GAAP net income attributable to Navient Corporation	$292	$263	$219

(1)	SLM BankCo’s operations and related restructuring and reorganization expense in connection with the Spin-Off: On April 30, 2014, the Spin-Off of Navient from SLM Corporation was completed and Navient is now an independent, publicly-traded company. Due to the relative significance of Navient to SLM Corporation prior to the Spin-Off, among other factors, for financial reporting purposes Navient is treated as the “accounting spinnor” and therefore is the “accounting successor” to SLM Corporation as constituted prior to the Spin-Off, notwithstanding the legal form of the Spin-Off. Since Navient is treated for accounting purposes as the “accounting spinnor,” the GAAP financial statements of Navient reflect the deemed distribution of SLM BankCo to SLM BankCo’s stockholders on April 30, 2014.

For “Core Earnings,” we have assumed the consumer banking business (SLM BankCo) was never a part of Navient’s historical results prior to the deemed distribution of SLM BankCo on April 30, 2014 and we have removed the restructuring and reorganization expense incurred in connection with the Spin-Off. Excluding these items provides management with a useful basis from which to better evaluate results from ongoing operations against results from prior periods. The adjustment relates to the exclusion of the consumer banking business and represents the operations, assets, liabilities and equity of SLM BankCo, which is comprised of Sallie Mae Bank, Upromise Rewards, the Insurance Business, and the Private Education Loan origination functions. Included in these amounts are also certain general corporate overhead expenses related to the consumer banking business. General corporate overhead consists of costs primarily associated with accounting, finance, legal, human resources, certain information technology costs, stock compensation, and executive management and the board of directors. These costs were generally allocated to the consumer banking business based on the proportionate level of effort provided to the consumer banking business relative to SLM Corporation using a relevant allocation driver (e.g., in proportion to the number of employees by function that were being transferred to SLM BankCo as opposed to remaining at Navient). All intercompany transactions between SLM BankCo and Navient have been eliminated. In addition, all prior preferred stock dividends have been removed as SLM BankCo succeeded SLM Corporation as the issuer of the preferred stock in connection with the Spin-Off.

	Quarters Ended
(Dollars in millions)	March 31, 2015	December 31, 2014	March 31, 2014
SLM BankCo net income, before income tax expense	$—	$—	$59
Restructuring and reorganization expense in connection with the Spin-Off	(3)	(10)	(26)

Total net impact, before income tax expense	$(3)	$(10)	$33

(2)	Derivative Accounting: “Core Earnings” exclude periodic unrealized gains and losses that are caused by the mark-to-market valuations on derivatives that do not qualify for hedge accounting treatment under GAAP, as well as the periodic unrealized gains and losses that are a result of ineffectiveness recognized related to effective hedges under GAAP. These unrealized gains and losses occur in our FFELP Loans, Private Education Loans and Other business segments. Under GAAP, for our derivatives that are held to maturity, the cumulative net unrealized gain or loss over the life of the contract will equal $0 except for Floor Income Contracts, where the cumulative unrealized gain will equal the amount for which we sold the contract. In our “Core Earnings” presentation, we recognize the economic effect of these hedges, which generally results in any net settlement cash paid or received being recognized ratably as an interest expense or revenue over the hedged item’s life.

The table below quantifies the adjustments for derivative accounting between GAAP and “Core Earnings” net income.

	Quarters Ended
(Dollars in millions)	March 31, 2015	December 31, 2014	March 31, 2014
“Core Earnings” derivative adjustments:
Gains (losses) on derivative and hedging activities, net, included in other income(1)	$71	$(22)	$(8)
Plus: Realized losses on derivative and hedging activities, net(1)	153	158	188

Unrealized gains (losses) on derivative and hedging activities, net(2)	224	136	180
Amortization of net premiums on Floor Income Contracts in net interest income for “Core Earnings”	(59)	(60)	(75)
Other derivative accounting adjustments(3)	1	22	(6)

Total net impact of derivative accounting(4)	$166	$98	$99

(1)	See “Reclassification of Realized Gains (Losses) on Derivative and Hedging Activities” below for a detailed breakdown of the components of realized losses on derivative and hedging activities.

(2)	“Unrealized gains on derivative and hedging activities, net” comprises the following unrealized mark-to-market gains (losses):

	Quarters Ended
(Dollars in millions)	March 31, 2015	December 31, 2014	March 31, 2014
Floor Income Contracts	$72	$125	$181
Basis swaps	—	(7)	(1)
Foreign currency hedges	145	—	(39)
Other	7	18	39

Total unrealized gains (losses) on derivative and hedging activities, net	$224	$136	$180

(3)

Other derivative accounting adjustments consist of adjustments related to: (1) foreign currency denominated debt that is adjusted to spot foreign exchange rates for GAAP where such adjustments are reversed for “Core Earnings” and (2) certain terminated derivatives that did not receive hedge accounting treatment under GAAP but were economic hedges under “Core Earnings” and, as a result, such gains or losses are amortized into “Core Earnings” over the life of the hedged item.

(4)	Negative amounts are subtracted from “Core Earnings” net income to arrive at GAAP net income and positive amounts are added to “Core Earnings” net income to arrive at GAAP net income.

Reclassification of Realized Gains (Losses) on Derivative and Hedging Activities

Derivative accounting requires net settlement income/expense on derivatives and realized gains/losses related to derivative dispositions (collectively referred to as “realized gains (losses) on derivative and hedging activities”) that do not qualify as hedges to be recorded in a separate income statement line item below net interest income. Under our “Core Earnings” presentation, these gains and losses are reclassified to the income statement line item of the economically hedged item. For our “Core Earnings” net interest margin, this would primarily include: (a) reclassifying the net settlement amounts related to our Floor Income Contracts to student loan interest income; and (b) reclassifying the net settlement amounts related to certain of our basis swaps to debt interest expense. The table below summarizes the realized losses on derivative and hedging activities and the associated reclassification on a “Core Earnings” basis.

	Quarters Ended
(Dollars in millions)	March 31, 2015	December 31, 2014	March 31, 2014
Reclassification of realized gains (losses) on derivative and hedging activities:
Net settlement expense on Floor Income Contracts reclassified to net interest income	$(162)	$(167)	$(198)
Net settlement income on interest rate swaps reclassified to net interest income	9	9	10
Net realized gains on terminated derivative contracts reclassified to other income	—	—	—

Total reclassifications of realized losses on derivative and hedging activities	$(153)	$(158)	$(188)

Cumulative Impact of Derivative Accounting under GAAP compared to “Core Earnings”

As of March 31, 2015, derivative accounting has reduced GAAP equity by approximately $505 million as a result of cumulative net unrealized losses (after tax) recognized under GAAP, but not in “Core Earnings.” The following table rolls forward the cumulative impact to GAAP equity due to these unrealized after tax net losses related to derivative accounting.

	Quarters Ended
(Dollars in millions)	March 31, 2015	December 31, 2014	March 31, 2014
Beginning impact of derivative accounting on GAAP equity	$(553)	$(617)	$(926)
Net impact of net unrealized gains (losses) under derivative accounting(1)	48	64	72

Ending impact of derivative accounting on GAAP equity	$(505)	$(553)	$(854)

(1)	Net impact of net unrealized gains (losses) under derivative accounting is composed of the following:

	Quarters Ended
(Dollars in millions)	March 31, 2015	December 31, 2014	March 31, 2014
Total pre-tax net impact of derivative accounting recognized in net income(a)	$166	$98	$99
Tax impact of derivative accounting adjustments recognized in net income	(73)	(36)	(22)
Change in unrealized gain (losses) on derivatives, net of tax recognized in other comprehensive income	(45)	2	(5)

Net impact of net unrealized gains (losses) under derivative accounting	$48	$64	$72

(a)	See “‘Core Earnings’ derivative adjustments” table above.

Hedging FFELP Loan Embedded Floor Income

Net Floor premiums received on Floor Income Contracts that have not been amortized into “Core Earnings” as of the respective period-ends are presented in the table below. These net premiums will be recognized in “Core Earnings” in future periods and are presented net of tax. As of March 31, 2015, the remaining amortization term of the net floor premiums was approximately 4.8 years for existing contracts. Historically, we have sold Floor Income Contracts on a periodic basis and depending upon market conditions and pricing, we may enter into additional Floor Income Contracts in the future. The balance of unamortized Floor Income Contracts will increase as we sell new contracts and decline due to the amortization of existing contracts.

In addition to using Floor Income Contracts, we also use pay fixed interest rate swaps to hedge the embedded Floor Income within FFELP Loans. These interest rate swaps qualify as GAAP hedges and are accounted for as cash flow hedges of variable rate debt. For GAAP, gains and losses on the effective portion of these hedges are recorded in accumulated other comprehensive income and gains and losses on the ineffective portion are recorded immediately to earnings. Hedged Floor Income from these cash flow hedges that has not been recognized into “Core Earnings” and GAAP as of the respective period-ends is presented in the table below. This hedged Floor Income will be recognized in “Core Earnings” and GAAP in future periods and is presented net of tax. As of March 31, 2015, the hedged period is from April 2016 through December 2019. Historically, we have used pay fixed interest rate swaps on a periodic basis to hedge embedded Floor Income and depending upon market conditions and pricing, we may enter into swaps in the future. The balance of unrecognized hedged Floor Income will increase as we enter into new swaps and decline as revenue is recognized.

(Dollars in millions)	March 31, 2015	December 31, 2014	March 31, 2014
Unamortized net Floor premiums (net of tax)	$(258)	$(295)	$(308)
Unrecognized hedged Floor Income related to pay fixed interest rate swaps (net of tax)	(320)	(320)	—

Total(1)	$(578)	$(615)	$(308)

(1)	$(916) million, $(974) and $(492) on a pre-tax basis as of March 31, 2015, December 31, 2014 and March 31, 2014, respectively.

3)	Goodwill and Acquired Intangible Assets: Our “Core Earnings” exclude goodwill and intangible asset impairment and the amortization of acquired intangible assets. The following table summarizes the goodwill and acquired intangible asset adjustments.

	Quarters Ended
(Dollars in millions)	March 31, 2015	December 31, 2014	March 31, 2014
“Core Earnings” goodwill and acquired intangible asset adjustments(1)	$(1)	$(2)	$(4)

(1)	Negative amounts are subtracted from “Core Earnings” net income to arrive at GAAP net income.

Financial Condition

This section provides additional information regarding the credit quality and performance indicators related to our Private Education Loan portfolio.

Private Education Loans Portfolio Performance

Private Education Loan Delinquencies and Forbearance — GAAP Basis

	March 31, 2015		December 31, 2014		March 31, 2014
(Dollars in millions)	Balance	%	Balance	%	Balance	%
Loans in-school/grace/deferment(1)	$2,894		$3,053		$7,075
Loans in forbearance(2)	1,030		1,059		1,216
Loans in repayment and percentage of each status:
Loans current	24,451	93.1%	24,761	91.9%	29,156	93.1%
Loans delinquent 31-60 days(3)	528	2.0	734	2.7	655	2.1
Loans delinquent 61-90 days(3)	341	1.3	436	1.6	430	1.4
Loans delinquent greater than 90 days(3)	940	3.6	1,018	3.8	1,068	3.4

Total Private Education Loans in repayment	26,260	100%	26,949	100%	31,309	100%

Total Private Education Loans, gross	30,184		31,061		39,600
Private Education Loan unamortized discount	(581)		(594)		(681)

Total Private Education Loans	29,603		30,467		38,919
Private Education Loan receivable for partially charged-off loans	1,236		1,245		1,297
Private Education Loan allowance for losses	(1,849)		(1,916)		(2,059)

Private Education Loans, net	$28,990		$29,796		$38,157

Percentage of Private Education Loans in repayment		87.0%		86.8%		79.1%

Delinquencies as a percentage of Private Education Loans in repayment		6.9%		8.1%		6.9%

Loans in forbearance as a percentage of loans in repayment and forbearance		3.8%		3.8%		3.7%

Loans in repayment with more than 12 payments made		92.6%		91.5%		84.2%

Cosigner rate		64%		64%		68%

Average FICO		719		719		723

(1)

Deferment includes customers who have returned to school or are engaged in other permitted educational activities and are not yet required to make payments on the loans, e.g., residency periods for medical students or a grace period for bar exam preparation.

(2)

Loans for customers who have requested extension of grace period generally during employment transition or who have temporarily ceased making full payments due to hardship or other factors, consistent with established loan program servicing policies and procedures.

(3)	The period of delinquency is based on the number of days scheduled payments are contractually past due.

Private Education Loan Delinquencies and Forbearance — “Core Earnings” Basis

	March 31, 2015		December 31, 2014		March 31, 2014
(Dollars in millions)	Balance	%	Balance	%	Balance	%
Loans in-school/grace/deferment(1)	$2,894		$3,053		$4,090
Loans in forbearance(2)	1,030		1,059		1,205
Loans in repayment and percentage of each status:
Loans current	24,451	93.1%	24,761	91.9%	24,912	92.2%
Loans delinquent 31-60 days(3)	528	2.0	734	2.7	634	2.4
Loans delinquent 61-90 days(3)	341	1.3	436	1.6	416	1.5
Loans delinquent greater than 90 days(3)	940	3.6	1,018	3.8	1,068	3.9

Total Private Education Loans in repayment	26,260	100%	26,949	100%	27,030	100%

Total Private Education Loans, gross	30,184		31,061		32,325
Private Education Loan unamortized discount	(581)		(594)		(686)

Total Private Education Loans	29,603		30,467		31,639
Private Education Loan receivable for partially charged-off loans	1,236		1,245		1,297
Private Education Loan allowance for losses	(1,849)		(1,916)		(1,987)

Private Education Loans, net	$28,990		$29,796		$30,949

Percentage of Private Education Loans in repayment		87.0%		86.8%		83.6%

Delinquencies as a percentage of Private Education Loans in repayment		6.9%		8.1%		7.8%

Loans in forbearance as a percentage of loans in repayment and forbearance		3.8%		3.8%		4.3%

Loans in repayment with more than 12 payments made		92.6%		91.5%		90.3%

Cosigner rate		64%		64%		64%

Average FICO		719		719		718

(1)

Deferment includes customers who have returned to school or are engaged in other permitted educational activities and are not yet required to make payments on the loans, e.g., residency periods for medical students or a grace period for bar exam preparation.

(2)

Loans for customers who have requested extension of grace period generally during employment transition or who have temporarily ceased making full payments due to hardship or other factors, consistent with established loan program servicing policies and procedures.

(3)	The period of delinquency is based on the number of days scheduled payments are contractually past due.

Allowance for Private Education Loan Losses — GAAP Basis

	Quarters Ended
(Dollars in millions)	March 31, 2015	December 31, 2014	March 31, 2014
Allowance at beginning of period	$1,916	$1,959	$2,097
Provision for Private Education Loan losses	120	128	175
Charge-offs(1)	(190)	(174)	(218)
Reclassification of interest reserve(2)	3	3	5

Allowance at end of period	$1,849	$1,916	$2,059

Charge-offs as a percentage of average loans in repayment (annualized)	2.9%	2.5%	2.8%
Allowance as a percentage of the ending total loan balance	5.9%	5.9%	5.0%
Allowance as a percentage of ending loans in repayment	7.0%	7.1%	6.6%
Average coverage of charge-offs (annualized)	2.4	2.8	2.3
Ending total loans(3)	$31,420	$32,306	$40,897
Average loans in repayment	$26,644	$27,127	$31,416
Ending loans in repayment	$26,260	$26,949	$31,309

(1)

Charge-offs are reported net of expected recoveries. The expected recovery amount is transferred to the receivable for partially charged-off loan balance. Charge-offs include charge-offs against the receivable for partially charged-off loans which represents the difference between what was expected to be collected and any shortfalls in what was actually collected in the period. See “Receivable for Partially Charged-Off Private Education Loans” for further discussion.

(2)

Represents the additional allowance related to the amount of uncollectible interest reserved within interest income that is transferred in the period to the allowance for loan losses when interest is capitalized to a loan’s principal balance.

(3)	Ending total loans represents gross Private Education Loans, plus the receivable for partially charged-off loans.

Allowance for Private Education Loan Losses — “Core Earnings” Basis

	Quarters Ended
(Dollars in millions)	March 31, 2015	December 31, 2014	March 31, 2014
Allowance at beginning of period	$1,916	$1,959	$2,035
Provision for Private Education Loan losses	120	128	136
Charge-offs(1)	(190)	(174)	(218)
Reclassification of interest reserve(2)	3	3	5
Loan sales and other transactions	—	—	29

Allowance at end of period	$1,849	$1,916	$1,987

Charge-offs as a percentage of average loans in repayment (annualized)	2.9%	2.5%	3.3%
Allowance as a percentage of the ending total loan balance	5.9%	5.9%	5.9%
Allowance as a percentage of ending loans in repayment	7.0%	7.1%	7.4%
Average coverage of charge-offs (annualized)	2.4	2.8	2.2
Ending total loans(3)	$31,420	$32,306	$33,622
Average loans in repayment	$26,644	$27,127	$27,028
Ending loans in repayment	$26,260	$26,949	$27,030

(1)

Charge-offs are reported net of expected recoveries. The expected recovery amount is transferred to the receivable for partially charged-off loan balance. Charge-offs include charge-offs against the receivable for partially charged-off loans which represents the difference between what was expected to be collected and any shortfalls in what was actually collected in the period. See “Receivable for Partially Charged-Off Private Education Loans” for further discussion.

(2)

Represents the additional allowance related to the amount of uncollectible interest reserved within interest income that is transferred in the period to the allowance for loan losses when interest is capitalized to a loan’s principal balance.

(3)	Ending total loans represents gross Private Education Loans, plus the receivable for partially charged-off loans.

In establishing the allowance for Private Education Loan losses as of March 31, 2015, we considered several factors with respect to our Private Education Loan portfolio. In particular, we continue to see improvement in credit quality and continuing positive delinquency and charge-off trends in connection with this portfolio. On a “Core Earnings” basis, total loans delinquent (as a percentage of loans in repayment) have decreased to 6.9 percent from 7.8 percent in the year-ago quarter. Loans greater than 90 days delinquent (as a percentage of loans in repayment) have decreased to 3.6 percent from 3.9 percent in the year-ago quarter. The “Core Earnings” charge-off rate decreased to 2.9 percent from 3.3 percent in the year-ago quarter. Loans in forbearance (as a percentage of loans in repayment and forbearance) decreased to 3.8 percent from 4.3 percent in the year-ago quarter.

The Private Education Loan provision for loan losses on a “Core Earnings” basis was $120 million in the first quarter of 2015, down $16 million from the first quarter of 2014. The decline from the year-ago period was a result of the overall improvement in credit quality and performance trends discussed above, leading to decreases in expected future charge-offs.

Receivable for Partially Charged-Off Private Education Loans

At the end of each month, for loans that are 212 days past due, we charge off the estimated loss of a defaulted loan balance. Actual recoveries are applied against the remaining loan balance that was not charged off. We refer to this remaining loan balance as the “receivable for partially charged-off loans.” If actual periodic recoveries are less than expected, the difference is immediately charged off through the allowance for Private Education Loan losses with an offsetting reduction in the receivable for partially charged-off Private Education Loans. If actual periodic recoveries are greater than expected, they will be reflected as a recovery through the allowance for Private Education Loan losses once the cumulative recovery amount exceeds the cumulative amount originally expected to be recovered. Private Education Loans which have defaulted since 2007 for which we have previously charged off estimated losses have, to varying degrees, not met our post-default recovery expectations to date and may continue not to do so. According to our policy, we have been charging off these periodic shortfalls in expected recoveries against our allowance for Private Education Loan losses and the related receivable for partially charged-off Private Education Loans and we will continue to do so. There was $380 million and $334 million in the allowance for Private Education Loan losses at March 31, 2015 and 2014, respectively, providing for possible additional future charge-offs related to the receivable for partially charged-off Private Education Loans.

The following table summarizes the activity in the receivable for partially charged-off Private Education Loans (GAAP-basis and “Core Earnings”-basis are the same).

	Quarters Ended
(Dollars in millions)	March 31, 2015	December 31, 2014	March 31, 2014
Receivable at beginning of period	$1,245	$1,253	$1,313
Expected future recoveries of current period defaults(1)	62	58	71
Recoveries(2)	(52)	(48)	(61)
Charge-offs(3)	(19)	(18)	(26)

Receivable at end of period	1,236	1,245	1,297
Allowance for estimated recovery shortfalls(4)	(380)	(385)	(334)

Net receivable at end of period	$856	$860	$963

(1)	Represents the difference between the defaulted loan balance and our estimate of the amount to be collected in the future.

(2)	Current period cash collections.

(3)

Represents the current period recovery shortfall — the difference between what was expected to be collected and what was actually collected. These amounts are included in total charge-offs as reported in the “Allowance for Private Education Loan Losses” table.

(4)

The allowance for estimated recovery shortfalls of the receivable for partially charged-off Private Education Loans is a component of the $1.8 billion, $1.9 billion and $2.1 billion overall allowance for Private Education Loan losses as of March 31, 2015, December 31, 2014 and March 31, 2014, respectively.

Liquidity and Capital Resources

We expect to fund our ongoing liquidity needs, including the repayment of $2.5 billion of senior unsecured notes that mature in the next twelve months, primarily through our current cash and investment portfolio, the predictable operating cash flows provided by operating activities, the repayment of principal on unencumbered student loan assets, the distributions from our securitization trusts (including servicing fees which are priority payments within the trusts) and the issuance of additional unsecured debt. We may also draw down on our secured FFELP and Private Education facilities or issue term asset-backed securities (“ABS”).

We no longer originate Private Education Loans or FFELP Loans and therefore no longer have liquidity requirements for new originations, but we will continue to opportunistically purchase Private Education Loan and FFELP Loan portfolios from others.

Sources of Liquidity and Available Capacity

Ending Balances

(Dollars in millions)	March 31, 2015	December 31, 2014	March 31, 2014
Sources of primary liquidity:
Total unrestricted cash and liquid investments	$2,058	$1,449	$2,516
Unencumbered FFELP Loans	1,800	1,909	1,441

Total “Core Earnings” basis	3,858	3,358	$3,957
SLM BankCo(1)	—	—	2,756

Total GAAP basis	$3,858	$3,358	$6,713

(1)	As of March 31, 2014, includes $1.4 billion of cash and $1.4 billion of FFELP Loans.

Average Balances

	Quarters Ended
(Dollars in millions)	March 31, 2015	December 31, 2014	March 31, 2014
Sources of primary liquidity:
Total unrestricted cash and liquid investments	$1,817	$2,139	$2,180
Unencumbered FFELP Loans	2,032	1,856	1,670

Total “Core Earnings” basis	3,849	3,995	3,850
SLM BankCo(1)	—	—	2,910

Total GAAP basis	$3,849	$3,995	$6,760

(1)	For the quarter ended March 31, 2014, includes $1.5 billion of cash and $1.4 billion of FFELP Loans.

Liquidity may also be available under secured credit facilities to the extent we have eligible collateral and capacity available. Maximum borrowing capacity under the FFELP Loan–other facilities will vary and be subject to each agreement’s borrowing conditions, including, among others, facility size, current usage and availability of qualifying collateral from unencumbered FFELP Loans. As of March 31, 2015, December 31, 2014 and March 31, 2014, the maximum additional capacity under these facilities was $12.5 billion, $13.2 billion and $12.7 billion, respectively. For the three months ended March 31, 2015, December 31, 2014 and March 31, 2014, the average maximum additional capacity under these facilities was $12.9 billion, $14.0 billion and $12.3 billion, respectively.

In addition to the FFELP Loan–other facilities, liquidity may also be available from our Private Education Loan asset-backed commercial paper facility (“ABCP”). This facility provides liquidity for Private Education Loan acquisitions and for the refinancing of loans presently on our balance sheet or in other short-term facilities. The maximum capacity under this facility is $1 billion and it matures in June 2015. At March 31, 2015, the available capacity under this facility was $653 million.

We also hold a number of other unencumbered assets, consisting primarily of Private Education Loans and other assets. Total unencumbered student loans comprised $6.3 billion of our unencumbered assets of which $4.5 billion and $1.8 billion related to Private Education Loans and FFELP Loans, respectively. At March 31, 2015, we had a total of $11.9 billion of unencumbered assets inclusive of those described above as sources of primary liquidity and exclusive of goodwill and acquired intangible assets.

For further discussion of our various sources of liquidity, our continued access to the ABS market, our asset-backed financing facilities, and our issuance of unsecured debt, see “Note 6 — Borrowings” in our Annual Report on Form 10-K for the year ended December 31, 2014.

The following table reconciles encumbered and unencumbered assets and their net impact on GAAP total tangible equity.

(Dollars in billions)	March 31, 2015	December 31, 2014	March 31, 2014
Net assets of consolidated variable interest entities (encumbered assets) — FFELP Loans	$4.9	$4.9	$4.6
Net assets of consolidated variable interest entities (encumbered assets) — Private Education Loans	6.7	6.5	6.5
Tangible unencumbered assets(1)	11.9	12.4	24.2
Senior unsecured debt	(17.3)	(17.4)	(17.9)
Bank deposits	—	—	(8.7)
Mark-to-market on unsecured hedged debt(2)	(1.0)	(0.9)	(0.8)
Other liabilities, net	(1.7)	(1.7)	(2.7)

Total tangible equity — GAAP Basis	$3.5	$3.8	$5.2

(1)	Excludes goodwill and acquired intangible assets.

(2)

At March 31, 2015, December 31, 2014 and March 31, 2014, there were $913 million, $794 million and $640 million, respectively, of net gains on derivatives hedging this debt in unencumbered assets, which partially offset these losses.